CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2007, relating to the financial statements and financial highlights which appear in the September 30, 2007 Annual Report to the Board of Directors and Shareholders of KEELEY Funds Inc., and KEELEY Small Cap Value Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Disclosure of Portfolio Holdings" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
December 21, 2007